Exhibit 10.39

XCYTE THERAPIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of August 27, 2001 (the “Effective Date”), by and between Mark Frohlich, MD (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Employee’s employment with the Company as of and after the date of this Agreement.

1. Duties.

(a) Position Responsibilities. Employee shall be employed as Medical Director of Company commencing October 1, 2001 (the “Start Date”). The duties and responsibilities of Employee shall include the duties and responsibilities as attached hereto as Attachment A and such other duties and responsibilities as the Chief Executive Officer may from time to time reasonably assign to Employee, in all cases to be consistent with Employee’s corporate office and position.

(b) Obligations to the Company. Employee agrees to the best of his ability and experience that he will at all times faithfully perform all of the duties and obligations required of and from Employee, consistent and commensurate with Employee’s position, pursuant to the terms hereof. During the term of Employee’s employment relationship with Company, Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the TCell therapy business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business. Nothing in this Agreement will prevent Employee from (i) making personal investments in, and sitting on the board of directors or board of advisors of, businesses that are not competitive with the TCell therapy business of Company, or (ii) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided that such activities listed in (i) and (ii) do not materially interfere with Employee’s obligations to Company as described above. Nothing in this Agreement will require Employee to divest of passive investments made prior to this Agreement in a business that is or may be competitive with the TCell therapy business of the Company or from making similar investments in the future provided that Employee is no longer employed by the Company. Employee will comply with and be bound by Company’s operating policies, procedures and practices from time to time in effect during the term of Employee’s employment.

2. Confidentiality Agreement. On or prior to the Start Date, Employee shall sign a Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Attachment B. Employee hereby represents and warrants to Company that he has complied with all obligations under the Confidentiality Agreement since the commencement of discussions with the Company regarding employment and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee’s employment relationship with Company.

3. Compensation.

(a) Salary. Employee shall receive a monthly salary of $14,166.67 (subject to applicable withholding taxes), which is equivalent to $170,000 on an annualized basis (the “Base Salary”). Employee’s monthly salary will be payable pursuant to the Company’s normal payroll practices.

(b) Signing Bonus. Employee shall receive a signing bonus in the amount of $40,000 (subject to applicable withholding) to be paid as soon as practicable following the Effective Date of this Agreement an no later than ten business days after Employee has signed this agreement.

(c) Home Loan. The Company will provide you with a loan of $50,000 for use for a down payment on your purchase of a principal residence in the Seattle, Washington area within a reasonable commute to the Company’s Seattle facilities, subject to your execution of a full recourse promissory note secured by a security interest in the residence purchased with the proceeds of the loan. The loan will be payable in quarterly installments over a four-year period, and subject to the minimum interest rate determined by the Company’s accountants at the time of the loan necessary to avoid adverse accounting charges and the imputation of income. The loan will be payable in full upon your termination of employment. However, within 30 days from the due date of each quarterly installment, provided you remain an employee in good standing on such date, the Company will provide you with a retention bonus equal (on an after-tax basis) to the installment payment then due, which bonus will be subject to and used to offset the amount then due on the loan.

(d) Stock Options. The Company will recommend to the Board of Directors of the Company that, at the next Board meeting, following the Employee’s Start Date, Employee be granted an option to purchase 40,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant and a vesting schedule as follows: subject to Employee’s continued active full-time employment with the Company, 25% of the Shares shall vest on the date that is the one year anniversary of the Vesting Commencement Date (defined by reference to the Employee’s Start Date) and an additional 1/48th of the Shares shall vest monthly thereafter until all Shares have vested (total vesting in 48 months), with such additional vesting on Change of Control, as that term is defined in the Company’s 2000 Stock Option Plan (the “Stock Option Plan”) as is determined by the Board at the time of grant. The option will be an incentive stock option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of the Stock Option Plan and the Stock Option Agreement between Employee and the Company.

4. Benefits.

(a) General Benefits. Employee will be eligible to participate in the Company’s employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for such other benefits as the Company generally provides to its other employees of comparable position.

(b) Vacation. Employee will be eligible to accrue up to 12 days paid vacation in the first year of service, and 1 additional day per year of service for a maximum accrual of 17 days paid vacation per year, on a pro-rated accrual basis throughout each calendar year, which accrued vacation may be used in the year in which accrued or in a subsequent year, subject to the Company’s policies with respect to maximum accrual of unused vacation.

5. Term; At-Will Employment. The employment of Employee under this Agreement shall be for an unspecified term. The Company and Employee acknowledge and agree that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

6. Separation Benefits. Employee shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 6; provided, however, that in the event Employee is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Employee is entitled under such severance pay plan shall reduce the amount of severance pay to which Employee is entitled pursuant to this Section 6. In all cases, upon termination of employment Employee will receive payment for all salary and unused vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(a) Voluntary Resignation. If Employee voluntarily elects to terminate Employee’s employment with the Company, Employee shall not be entitled to any severance benefits.

(b) Termination for Cause. If the Company or its successor terminates Employee’s employment for Cause, then Employee shall not be entitled to receive any separation benefits.

(c) Involuntary Termination. If Employee’s employment is terminated by the Company or its successor under circumstances that constitute an Involuntary Termination, provided Employee signs a general release of claims in the form attached hereto as Attachment C, he shall receive (i) continued payment of his base salary until the date that is three (3) months from Employee’s Involuntary Termination, subject to applicable withholding taxes, and paid in accordance with the Company’s normal payroll schedule commencing after Employee’s execution of the general release of claims, (ii) reimbursement for his expenses incurred in continuing his medical insurance for himself and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), as applicable, for a period of three (3) months following the commencement of such COBRA continuation coverage, provided Employee makes a timely election for and continues to be eligible for such continued coverage, and (iii) if such termination occurs at any time prior to the date the home loan described in Section 3(c) above would otherwise be offset by the retention bonus payments described Section 3(c), the Company will provide Employee with a severance payment equal (on an after-tax basis) to the remaining principal then due on the loan together with accrued interest, which severance payment will be subject to and used to offset the total amount then due on the loan.

(d) Termination by Reason of Death or Disability. In the event that Employee’s employment with the Company terminates as a result of Employee’s death or his inability to perform the essential functions of his position with or without reasonable accommodation on account of a mental or physical disability, Employee or Employee’s estate or representative, as applicable, will receive all salary and unpaid vacation accrued as of the date of Employee’s employment termination and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(e) Definition of “Involuntary Termination”. For purposes of this Agreement, Employee shall be considered to have been terminated under circumstances that constitute Involuntary Termination if he is terminated by the Company or its successor without Cause (other than on account of death or disability).

(f) Definition of “Cause”. For purposes of this Agreement, “Cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(i) Employee’s failure to cure, within 30 days after written notice thereof from the Company, his failure to substantially perform his duties hereunder or gross negligence in the performance thereof, or failure to follow Company policy as set forth from time to time or to follow the legal directives of the Company’s Chief Executive Officer, so long as such directives are not inconsistent with the Employee’s position and duties and this Agreement;

(ii) Employee’s act of fraud or embezzlement, or of dishonesty or other misconduct that materially damages the Company, including conviction of a felony;

(iii) Employee’s incurable willful breach of any material provision of the Confidentiality Agreement (as defined in Section 2 above), including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

7. Conflicts. Employee represents that his or his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

8. Successors and Assigns. The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Employee’s obligations under this Agreement may not be assigned.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement the date first written above.

XCYTE THERAPIES, INC.

By:	/s/ Ronald J. Berenson

Title:	President & CEO

Address:	1124 Columbia Street, Suite 130 Seattle, Washington 98104

MARK FROHLICH

Signature:	/s/ Mark Frohlich

Address:

ATTACHMENT A

XCYTE THERAPIES, INC.

POSITION DESCRIPTION

Date: April 3, 2001

Position Title:	Medical Director
Position Status:	Full-time; Exempt
Reports to:	Chief Executive Officer

This organization believes that each employee makes a significant contribution to our success. That contribution should not be limited by the assigned responsibilities. Therefore, this position description is designed to outline primary duties, qualifications and job scope, but not limit the incumbent nor the organization to just the work identified

Qualifications:

•	M.D. (oncology, infectious disease experience preferred).

•	Pharmaceutical drug development experience a must (4+ years of industry preferred).

•	Proven track record in management, product development, and bringing a product to market.

•	Outstanding leadership and team skills required.

•	Outstanding presentation skills, written and oral, a must.

Primary Responsibilities:

•	Responsible for managing the direction, planning, execution and interpretation of clinical trials/research and the data collection activities.

•	Establishes and approves scientific methods for design and implementation of clinical protocols, data collection systems and final reports.

•	May recruit clinical investigators and negotiate study design and costs.

•	Responsible for directing human clinical trials phases I-IV for Company products under development.

•	Responsibilities also include adverse event reporting and safety responsibilities monitoring.

•	Coordinates and develops reporting information for reports submitted to the FDA.

•	Monitors adherence to protocols and determines study completion.

•	May act as consultant/liaison with other corporations when working under licensing agreements.

•	Have the ability to develop and co-promote products with strategic partners.

•	Represent the Company at scientific, industry and financial community meetings and presentations, as well as other public relations opportunities.

•	Will be the Medical Safety Officer for the Company.

•	Other duties as assigned.

Supervisory Responsibilities

•	Clinical Affairs
•	Data Management